Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of March 9, 2015 (the “Agreement”), is executed by and between AMERICAN INSURANCE ACQUISITION INC., a Delaware corporation (the “Borrower”), which has its chief executive office located at 150 Northwest Point Blvd., 3rd Floor, Elk Grove Village, Illinois 60007 and FIFTH THIRD BANK, an Ohio banking corporation (the “Bank”), whose address is 1701 Golf Road, Suite 900, Rolling Meadows, Illinois 60008.

R E C I T A L S:

A.The Borrower desires to borrow funds and obtain other financial accommodations from the Bank.

B.Pursuant to the Borrower’s request, the Bank is willing to extend such financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower agrees to borrow from the Bank, and the Bank agrees to lend to the Borrower, subject to and upon the following terms and conditions:

A G R E E M E N T S:

Section 1.	DEFINITIONS.

1.Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Account Debtor” and “Account Debtors” shall mean the Person(s) who is obligated under an Account.

“Accounts” shall mean “accounts” as defined in the UCC, including, without limitation, all present and future accounts receivable and other rights of the Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

“Acquisition Transaction” shall mean a transaction between Borrower and any Person occurring on or after the Closing Date, whereby Borrower (i) satisfies the Acquisition Transaction Conditions and (ii) purchases and acquires any After-Acquired Collateral using the proceeds of the Revolving Loan.

“Acquisition Transaction Conditions” shall mean the following conditions precedent to the consummation of any Acquisition Transaction: (i) no Event of Default or Unmatured Event of Default exists; (ii) Borrower has delivered to Bank timely notice of its desire to consummate an Acquisition Transaction; (iii) Borrower has delivered to Bank certain due diligence with respect to the Acquisition Transaction including, without limitation, financial statements, asset descriptions, appraisals and other such due diligence as it relates to the prospective After-Acquired Collateral; and (v) Borrower has delivered to Bank any other information or due diligence as reasonably requested by Bank.

“Affiliate” shall mean, with respect to any Person (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to the Bank, any entity administered or managed by the Bank, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“After-Acquired Collateral” shall mean, with respect to any Person, the assets, Capital Securities, collateral or any other property of any kind or description, tangible or intangible, wheresoever located of any Person.

“Alternate Rate” has the meaning ascribed to it in Section 2.4(a) hereof.

“American Country” shall mean American Country Insurance Company, an Illinois property and casualty domestic stock company.

“American Service” shall mean American Service Insurance Company, Inc., an Illinois property and casualty domestic stock company.

“Atlas” shall mean Atlas Financial Holdings, Inc., a financial services holding company incorporated in the Cayman Islands.

“Authorized Representative” shall mean those persons shown on the list of officers provided by Borrower pursuant to Section 3.1(a)(ix) or on any update of any such list provided from time to time by Borrower to Bank, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Bank.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower or any Subsidiary with the Bank or any Affiliate of the Bank concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower or any Subsidiary to the Bank or any Affiliate of the Bank pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrower or any Subsidiary by the Bank or any Affiliate of the Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Borrowing Base Amount” shall mean, for the Revolving Loan, an amount equal to Eighty percent (80%) of the Statutory Unassigned Surplus Eligible for Dividend.

“Borrowing Base Certificate” shall mean a certificate to be signed by the Borrower certifying the accuracy of the Borrowing Base Amount in the form attached hereto as Exhibit A, as further described in Section 3.2(a) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Note” shall mean an unsecured subordinated debt obligation of an Operating Subsidiary, incorporated in Illinois, to the Borrower for which such Operating Subsidiary has obtained all required approvals from the Insurance Director in accordance with 215 ILCS 5/147.3.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by the Bank or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with the Bank, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by the Bank.

“Change in Control” shall mean the occurrence of any of the following events: (a) Atlas shall cease to own and control, directly or indirectly, at least 100% of the outstanding Capital Securities of the Borrower; (b) the Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of each of the Operating Subsidiaries; or (c) no Person shall acquire an amount equal to or greater than thirty percent (30%) of the Capital Securities of Atlas. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests. Notwithstanding the foregoing, a change of control as defined by the NAIC or any statutory insurance regulator shall not be considered a Change in Control for the purpose of this Agreement so long as the

Borrower continues to own one hundred percent (100%) of the Capital Securities of the Operating Subsidiaries, provided, such change of control shall not be in breach of subsection (c) hereof.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of property owned by the Borrower or any Subsidiary, acknowledges the Liens of the Bank and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collateral Assignment” shall mean that certain Collateral Assignment by Borrower collaterally assigning the Subsidiary Notes to Bank.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall have the meaning set forth in Section 8.14 hereof.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Hedging Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include the insurance or reinsurance of any Obligor, trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Default Rate” shall mean a per annum rate of interest equal to the applicable Interest Rate, plus Five percent (5.00%).

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“Draw” and “Draws” shall mean respectively, each Open Draw or Surplus Draw and the aggregate of all such Open Draws and Surplus Draws made by the Bank to the Borrower under and pursuant to Section 2.2 of this Agreement.

“Draw Loan Commitment” means the obligation of Bank to make Draws issued for the account of Borrower hereunder in an aggregate principal amount not to exceed Thirty Million and 00/100 Dollars ($30,000,000.00).

“Draw Interest Rate” shall mean a floating per annum rate of interest equal to the LIBOR Rate, plus Four and One-Half percent (4.50%).

“Draw Loan” means and refers to each Draw from and including the date such Draw is funded by Bank.

“Draw Loan Maturity Date” means, March 9, 2020.

“Draw Note” means, a promissory note in substantially the form of Exhibit C hereto or in another form prepared by and acceptable to that Bank together with any and all renewals, extensions, modifications or replacements thereof and given in substitution therefor.

“Draw Period” means the period from the Closing Date up to but not including the Draw Period Termination Date during which Borrower may make a Draw on the Draw Loan Commitment.

“Draw Period Termination Date” means March 9, 2016, or such earlier date on which the Draw Credit Commitment is terminated in whole pursuant to Section 11.

“EBITDA” means for any period, determined on a consolidated basis for the Operating Subsidiaries, in accordance with SAP and without duplication, Statutory Net Income for such period plus,

to the extent deducted in determining Statutory Net Income, the sum of (a) Interest Expense, (b) Taxes, and (c) depreciation and amortization.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Excluded Assets” shall mean (a) any contract, property right or agreement to which the Borrower is a party or under which the Borrower has any right or interest if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such contract, property right or agreement, (b) any voting stock in excess of sixty-six percent (66%) of the outstanding voting stock of any Subsidiary that is not a domestic Subsidiary, (c) any intent to use trademark application for which the creation by the Borrower of a security interest therein is prohibited by applicable law, (d) assets subject to a Permitted Lien, in each case for so long as such Permitted Lien remains in effect and to the extent that the documentation pertaining to such Permitted Lien prohibits a Lien in favor of the Bank on the assets subject to such Permitted Lien, (e) the underlying assets of the Operating Subsidiaries; provided however, that at no time shall the Capital Securities of the Operating Subsidiaries pledged by Borrower to Bank in the Stock Pledge Agreement constitute “Excluded Assets”, and (f) any rights or property to the extent that any law or regulation applicable thereto prohibits the creation of a security interest therein or would otherwise result in any loss, termination, invalidity, cancellation or abandonment of such rights or property from the grant, attachment, creation or enforcement of such security interest therein; provided, however, that: (i) in no event shall clauses (a) and (f) of the foregoing proviso be construed (A) to apply if any described negative pledge, restriction or prohibition is unenforceable or rendered ineffective under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity, (B) to limit, impair or otherwise affect the Bank’s continuing security interests in and Liens upon any rights or interests of the Borrower in or to monies due or to become due under any described contract, property right or agreement (including any Accounts), (C) to limit, impair, or otherwise affect the Bank’s continuing security interests in and liens upon any rights or interest of the Borrower in and to any proceeds from the sale, license, lease, or other disposition of any such contract, property right or agreement, or (D) to apply at any time that such terms are no longer effective and enforceable or at any time that the consent of the other party to the agreement is obtained to the grant of a security interest in and to such asset in favor of the Bank, and (ii) such security interest shall attach immediately and automatically to any portion of such contract, property right or agreement that does not result in any of the consequences specified above. In any event, the Borrower covenants and agrees to use commercially reasonable efforts to avoid owning or acquiring any Excluded Assets.

“Excluded Swap Obligation” shall mean, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Funded Debt to EBITDA” shall mean the ratio of (a) the Borrower’s indebtedness (i) in respect of money borrowed or (ii) evidenced by a note debenture to other like written obligation to pay money, or (iii) in respect of rent or hire of property under leases or lease arrangements which under GAAP are required to be capitalized, or (iv) in respect of obligations under conditional sales or other title retention agreements to (b) EBITDA for the period of four consecutive fiscal quarters ending on or immediately prior to such date, all as determined for the Operating Subsidiaries on a consolidated basis in accordance with SAP.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Gateway” shall mean Gateway Insurance Company, a Missouri corporation.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Hedging Agreement” shall mean any Swap Contract or any other agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combination of these transactions.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under any Hedging Agreement.
“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of the Bank and any parent corporation, Affiliate or Subsidiary of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“Insurance Claims” shall mean threatened and/or asserted insurance claims incurred by the Borrower and/or its Subsidiaries in the normal course of business.

“Insurance Director” shall mean each applicable governmental authority whose approval is required for the issuance of a Subsidiary Note by an Operating Subsidiary.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Charges” shall mean, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Hedging Agreements.

“Interest Period” shall mean successive one month periods, beginning and ending as provided in this Agreement.

“Interest Rate” shall mean the Draw Interest Rate or the Revolving Interest Rate, as applicable.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and a Letter of Credit Application, as set forth in Section 2.7 of this Agreement.

“Letter of Credit Application” shall mean, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of Letter of Credit requested.

“Letter of Credit Commitment” shall mean, at any time, an amount up to Two Million and 00/100 Dollars ($2,000,000.00).

“Letter of Credit Maturity Date” shall mean the Revolving Loan Maturity Date.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.7, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank’s acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

“Liabilities” shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

“LIBOR” shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Bank in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion. The Bank’s determination of LIBOR shall be conclusive, absent manifest error.

“LIBOR Rate” shall mean a per annum rate of interest equal to LIBOR for the relevant Interest Period, which LIBOR Rate shall remain fixed during such Interest Period.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all Revolving Loans made by the Bank to the Borrower, all Draw Loans made by the Bank to the Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by the Borrower, any of the Operating Subsidiaries or any of its other Subsidiaries for the benefit of the Bank pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto.

“Mandatory Prepayments” shall mean One Hundred Percent (100%) of the net proceeds (for the avoidance of doubt, net of Taxes) of: (i) any sales or issuance of debt securities by the Borrower (with exceptions to be determined and subject to an intercreditor agreement at Bank’s discretion), (ii) any sale or disposition of (other than sales in the ordinary course of business of (a) inventory or (b) investments securities) any assets with net proceeds in excess of $50,000, unless such net proceeds have been reinvested in the business by the Borrower or the applicable Operating Subsidiary within 60 days after the date of receipt of such net proceeds, and (iii) insurance proceeds not otherwise reinvested.

“Master Letter of Credit Agreement” shall mean, at any time, with respect to the issuance of Letters of Credit, a Master Letter of Credit Agreement in the form being used by the Bank at such time.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, condition (financial or otherwise) or results of operations of the Borrower and its Operating Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Operating Subsidiaries to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against the Borrower and its Operating Subsidiaries of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to the Bank under any Loan Document, or (iv) the rights or remedies of the Bank under any Loan Document.

“Minimum Net Worth” means, (i) as of the end of the fiscal quarter ended March 31, 2015, $60,000.000.00, and (ii) as of the end of each fiscal year of the Borrower thereafter, an amount equal to the sum of (a) Minimum Net Worth for the immediately preceding fiscal year, and solely for the fiscal year ending December 31, 2015, $60,000,000.00 plus (b) the greater of (i) zero (0) or (ii) fifty percent (50%) of Statutory Net Income of the Operating Subsidiaries for the fiscal year then ending.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.7(a) hereof.

“Notes” shall mean the Revolving Note and the Draw Note.

“Notice of Draw Borrowing” shall mean a notice, in accordance with Section 3.2 hereof, from Borrower to Bank, in form and substance of Exhibit D attached hereto.

“Obligations” shall mean the Loans, as evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Bank hereunder, any expenses incurred by the Bank hereunder, including without limitation, all liabilities and obligations under this Agreement, under any other Loan Document, any reimbursement obligations of the Borrower in respect of Letters of Credit and surety bonds, all Hedging Obligations of the Borrower which are owed to the Bank or any Affiliate of the Bank, and all Bank Product Obligations of the Borrower, and any and all other liabilities and obligations owed by the Borrower to the Bank from time to time, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing; provided, however, that the “Obligations” shall not include any Excluded Swap Obligations and that in the event any Borrower is not a Qualified ECP Borrower, the Obligations of such Borrower shall not include any Hedging Obligations.
“Obligor” shall mean the Borrower, any of the Operating Subsidiaries, any, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Open Draw” shall mean each advance and the aggregate of all advances under the Draw Loan Commitment (i) which in the aggregate total amount do not exceed $15,000,000.00 and (ii) for which a Subsidiary Note is not required.

“Operating Subsidiaries” shall mean, collectively, American Country, American Service and Gateway, each are Wholly-Owned Subsidiaries.

“Organizational Identification Number” shall mean, with respect to Borrower, the organizational identification number assigned to Borrower by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges (including without limitation charges due and payable to state insurance regulatory entities) not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or materially impair the use thereof in the operation of the Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date; (d)  Liens with respect to Insurance Claims; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower, its Operating Subsidiaries or any of its other Subsidiaries; (f) Liens in the form of pledges to a state’s insurance regulatory entity as required by applicable insurance regulatory laws; and (f) Liens granted to the Bank hereunder and under the Loan Documents.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Qualified ECP Borrower” shall mean any Borrower that maintains total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00) at the time such Borrower enters into a Secured Hedge Agreement or any Borrower that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder, including, without limitation, as an “eligible contract participant” merely by virtue of entering into a keepwell agreement with another “eligible contract participant” in accordance with Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Regulated Insurance Company” shall mean an insurance or surety company that has the ability to dividend capital subject to applicable insurance regulations.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

“Revolving Interest Rate” shall mean a floating per annum rate of interest equal to the LIBOR Rate, plus Two and Seventy-Five Hundredths percent (2.75%).

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment minus the Letter of Credit Obligations, and (b) the Borrowing Base Amount minus the Letter of Credit Obligations.

“Revolving Loan Commitment” shall mean an amount up to Five Million and 00/100 Dollars ($5,000,000.00).

“Revolving Loan Maturity Date” shall mean May 7, 2016, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean a revolving promissory note dated as of the date hereof, in the amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, duly executed by the Borrower and payable to the order of the Bank, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor.

“SAP” shall mean statutory accounting principles which consist of rules promulgated by the NAIC and adopted and implemented by state insurance regulatory authorities for the preparation of the financial statements of insurance companies and to monitor and regulate the solvency of insurance companies.

“Secured Hedge Agreement” shall mean any Swap Contract not expressly prohibited under this Agreement or any of the other Loan Documents.

“Statutory Financial Statements” shall mean financial statements required to be filed by the Operating Subsidiaries with insurance regulatory authorities under applicable insurance regulatory laws, including the Annual Financial Statement and the Quarterly Financial Statements for each such Operating Subsidiary.

“Statutory Net Income” shall mean net income as determined in accordance with SAP made applicable to the Operating Subsidiaries under applicable insurance regulatory laws.

“Statutory Net Worth” shall mean statutory policyholder's surplus as determined in accordance with SAP made applicable to the Operating Subsidiaries under applicable insurance regulatory laws.

“Statutory Unassigned Surplus Eligible for Dividend” shall mean, the aggregate sum of the Statutory Unassigned Surplus Eligible for Dividend Calculation for all the Operating Subsidiaries.

“Statutory Unassigned Surplus Eligible for Dividend Calculation” shall mean the sum of:

(a).    the lesser of (i) ten percent (10%) of the Statutory Surplus of American Country, and (ii) the year-to-date Statutory Net Income of American Country, plus

(b).     the lesser of (i) ten percent (10%) of the Statutory Surplus of American Service, and (ii) the year-to-date Statutory Net Income of American Service, plus

(c).    the lesser of (i) ten percent (10%) of the Statutory Surplus of Gateway, and (ii) the year-to-date Statutory Net Income of Gateway.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Subsidiary Note” shall mean each and any Capital Note and Surplus Note.

“Surplus Draw” each advance and the aggregate of all advances under the Draw Loan Commitment (i) which in the aggregate total amount do not exceed $15,000,000.00, (ii) for which an Operating Subsidiary has obtained all required approvals from the applicable Insurance Director to make a Subsidiary Note payable to the order of Borrower in the amount of such advance, and (iii) for which the Borrower must collaterally assign such Subsidiary Note to Bank.

“Surplus Note” shall mean an unsecured subordinated debt obligation of an Operating Subsidiary, incorporated in Missouri, to the Borrower for which such Operating Subsidiary has obtained all required approvals from the Insurance Director in accordance with the Mo. Code Regs. tit. 20, Section 200-1.070.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” shall mean any obligation with respect to a Swap Contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unassigned Statutory Surplus” shall mean the unassigned portion of policyholder's surplus as determined in accordance with SAP made applicable to the Operating Subsidiaries under applicable insurance regulatory laws.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 13.21 hereof.

“Wholly-Owned Subsidiary” shall mean Subsidiary of which or in which the Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

2.Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s accountants.

3.Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

4.Other Interpretive Provisions.

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(b)Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)The term “including” is not limiting, and means “including, without limitation”.

(d)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2.	COMMITMENT OF THE BANK.

1.Revolving Loans.

(a)Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower (i) to allow Borrower to make strategic acquisitions of non-insurance regulated assets or companies that are not Regulated Insurance Companies, (ii) for general capital purposes and (iii) to fund certain fees and expenses associated with the closing of the Loans.

(b)Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the applicable Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time, shall be due and payable monthly, in arrears, commencing on the first day of the first month following a draw on the Revolving Loans and continuing on the last day of each Interest Period, throughout and including the Interest Period in which the Revolving Loan Maturity Date occurs. From and after the Revolving Loan Maturity Date, or after the occurrence and during the continuation of an Event of Default (whichever is first), interest on the outstanding principal balance of the Revolving Loans, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

(c)Revolving Loan Principal Payments.

(i)Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event (A) the aggregate outstanding principal balance of all Revolving Loans and Letter of Credit Obligations hereunder exceeds the Revolving Loan Availability and Borrower has not taken actions satisfactory to the Bank as are necessary to eliminate such excess, or (B) any Mandatory Prepayment is due and payable, then Borrower shall, without notice or demand of any kind, make such repayments of the Revolving Loans within three (3) Business Days. Notwithstanding anything to the contrary herein, Borrower shall not be required to make a prepayment hereunder for any issuances of any equity securities of Atlas, either directly or indirectly, through a public or private exchange or for the sale of equity securities of Atlas to employees of Atlas.

(ii)Optional Prepayments. The Borrower may from time to time prepay the Revolving Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Revolving Loans shall include accrued interest on such Revolving Loans to the date of such prepayment, as well as all other sums due to Bank under the Draw Loans.

2.Draw Loans.

(a)Loan Amount.
Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein, and in the other Loan Documents, the Bank agrees to make Draw Loans available at such times as the Borrower may from time to time request, by notice to the Bank pursuant to Section 5.1 hereof, during but not including the last day of the Draw Period, and in such amounts as the Borrower may from time to time request, provided, however that the aggregate principal balance of all Draw Loans extended to Borrower during the Draw Period shall not exceed the Draw Loan Commitment. The Draw Loans shall be used by the Borrower to (i) allow Borrower to make capital injections in the Operating Subsidiaries, (ii) for general corporate purposes and (iii) fund certain fees and expense associated with the closing of the Loans.

(b)Draw Notes.
Each Draw Loan shall be evidenced by a Draw Note in the form of Exhibit C attached hereto and duly executed by the Borrower and payable to the order of the Bank.

(c)Draw Loan Interest and Payments.
Except as otherwise provided in this Section 2.2(c), the principal amount of the Draw Loans outstanding from time to time shall bear interest at the applicable Draw Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Draw Loans outstanding from time to time, shall be due and payable monthly, in arrears, commencing on the first day of the first month following a draw on the Draw Loans and continuing on the last day of each Interest Period, throughout and including the Interest Period in which the Draw Loan Maturity Date occurs. From and after the Draw Loan Maturity Date or after the occurrence and during the continuation of an Event of Default (whichever is first), interest on the outstanding principal balance of the Draw Loans, at the option of the Bank, may accrue at the Default Rate and shall be payable upon demand from the Bank.

(d)Draw Loan Principal Payments.

(i)Draw Loan Mandatory Payments. All Draw Loans hereunder shall be repaid by the Borrower on the Draw Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. At any time that the Borrower receives a principal payment on a Subsidiary Note, Borrower must notify Bank of such payment and make a principal payment on the Draw Loan in immediately available funds to Bank in the same amount as the principal payment on the Subsidiary Note within one Business Day of the principal payment on such Subsidiary Note. In the event any Mandatory Prepayment is due and payable, then Borrower shall, without notice or demand of any kind, make such repayments of the Draw Loans, to the extent such repayment has not been made under Section 2.1(c)(i) above, to the Bank within three (3) Business Days. Notwithstanding anything to the contrary herein, Borrower shall not be required to make a prepayment hereunder for any issuances of any equity securities of Atlas, either directly or indirectly, through a public or private exchange or for the sale of equity securities of Atlas to employees of Atlas.

(ii)Optional Prepayments. The Borrower may from time to time prepay the Draw Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Draw Loans shall include accrued interest on such Draw Loan to the date of such prepayment, as well as all other sums due to Bank under the Draw Loans.

3.Intentionally Omitted.

4.Additional Loan Provisions.

(a)LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant Loan, or (iv) the LIBOR Rate does not accurately reflect the cost to the Bank of a Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, Bank may select an alternative, but similar index upon which to base the LIBOR Rate (the rate based on said alternate index is referred to herein as the “Alternate Rate”), and such determination by Bank shall be binding upon Borrower and all other Obligors.

(b)Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Rate, then all outstanding Loans and all other Loans shall thereafter accrue interest at the Alternate Rate.

(c)LIBOR Indemnity. If any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such Loan or the Bank’s funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, the Bank or such controlling Person of making or maintaining such Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank or such controlling Person, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

1.Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by the Borrower hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.Late Charge. If any payment of interest or principal due hereunder is not made within ten (10) days after such payment is due in accordance with the terms hereof, then, in addition to the payment of the amount so due, the Borrower shall pay to the Bank a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. The Borrower agrees that the damages to be sustained by the Bank for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

3.Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Bank of a Master Letter of Credit Agreement in form and substance acceptable to the Bank (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of a Letter of Credit Application, the Bank agrees to issue for the account of the Borrower from time to time up to, but not including, the Revolving Loan Maturity Date, such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, provided that the Letter of Credit Obligations may not at any time exceed the Letter of Credit Commitment and provided further, that no Letter of Credit shall have an expiration date later than the Letter of Credit Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary. Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Revolving Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. To the extent the provisions of the Master Letter of Credit Agreement differ from, or are inconsistent with, the terms of this Agreement, the provisions of this Agreement shall govern.

4.Taxes.

(a)All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Bank as a result of a present or former connection between the Bank and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Bank hereunder, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to the Bank with respect to any Non-Excluded Taxes that are attributable to the Bank’s failure to comply with the requirements of subsection 2.8(c).

(b)The Borrower shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)At the request of the Borrower and at the Borrower’s sole cost, the Bank shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Bank a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from the Bank for any other reason, the Borrower shall indemnify the Bank on an after-tax basis for any incremental taxes, interest or penalties that may become payable by the Bank.

(e)The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

5.All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of the Borrower, and shall be secured by Bank’s first priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower, its Operating Subsidiaries and/or any other Subsidiary to Bank.

Section 1.	CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, as a condition precedent to any obligations of the Bank under this Agreement to make the Loans, all of the following shall have occurred, to the Lender's satisfaction:

1.Solely with respect to the closing of the Loans:

(a)Loan Documents; Ancillary Documents. The Borrower shall have executed and delivered to the Bank each of the following Loan Documents and ancillary documents thereto, all of which must be satisfactory to the Bank and the Bank’s counsel in form, substance and execution:

(i)Loan Agreement. Two copies of this Agreement duly executed by the Borrower.

(ii)Revolving Note. The Revolving Note duly executed by the Borrower.

(iii)Draw Note. The Draw Note duly executed by the Borrower.

(iv)Collateral Assignment. A Collateral Assignment executed by Borrower whereby Borrower to the extent permitted by applicable law, collaterally assigns the Subsidiary Notes to Bank.

(v)Stock Pledge Agreement. A Stock Pledge Agreement executed by Borrower, whereby Borrower shall pledge to Bank One-Hundred percent (100%) of the Capital Securities in each of the Operating Subsidiaries (the “Stock Pledge Agreement”).

(vi)Stock Certificates. Certain stock certificates representing Borrower’s Capital Securities in the Operating Subsidiaries, duly delivered to Bank.

(vii)Stock Powers Executed in Blank. Stock Powers, executed by Borrower in blank, and delivered to Bank with the corresponding Stock Certificates.

(viii)Master Letter of Credit Agreement. A Master Letter of Credit Agreement prepared by and acceptable to the Bank, duly executed by the Borrower in favor of the Bank.

(ix)Authorized Representatives. A list of the Borrower’s Authorized Representatives.

(x)Legal Opinion. The favorable written opinion of counsel to Borrower in form and substance satisfactory to Bank.

(xi)Other Documents. Such other agreements, instruments, documents, certificates, and opinions as Bank may reasonably request.

(b)Search Results; Lien Terminations. The Bank shall have received copies of UCC search reports dated such a date as is reasonably acceptable to the Bank, listing all effective financing statements which name the Borrower and the Operating Subsidiaries, under their present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid with the Loans, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as the Bank may reasonably request.

(c)Organizational and Authorization Document. The Bank shall have received copies of (i) the Articles of Incorporation and Bylaws of the Borrower and each of the Operating Subsidiaries; (ii) resolutions of the board of directors and/or governing body of the Borrower and each of the Operating Subsidiaries approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; (iii) signature and incumbency certificates of the officers of the Borrower and each of its Operating Subsidiaries, executing any of the Loan Documents, each of which the Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that the Bank may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein; and (iv) good standing certificates in the state of incorporation of the Borrower and each of its Operating Subsidiaries and in each other state requested by the Bank.

(d)Insurance. Upon request by the Bank, evidence satisfactory to the Bank of the existence of insurance required to be maintained pursuant to Section 8.6.

(e)Payment of Closing Fees and Legal Fees. Borrower shall have paid to Bank at or prior to the Closing Date (i) Bank closing fees in the amount of $300,000 and (ii) all documented reasonable out-of-pocket legal fees and expenses of Bank (including estimated post-closing fees and expenses) associated with the closing of this Agreement.

2.With respect to the disbursement of any of the Loans:

(a)Borrowing Base Certificate. For any Revolving Loan, a Borrowing Base Certificate in the form prepared by the Bank, certified as accurate by the Borrower and acceptable to the Bank in its sole discretion, in form and substance as set forth on Exhibit A attached hereto.

(b)Notice of Draw Borrowing. For any Draw Loan, Borrower shall provide Bank a Notice of Draw Borrowing, in form and substance as set forth on Exhibit D attached hereto.

(c)Collateral Assignment. For any Surplus Draw, Borrower shall deliver to Bank (i) an updated Schedule 1 to the Collateral Assignment and (ii) all Subsidiary Notes associated with such Surplus Draw, which Subsidiary Notes shall be in form and substance acceptable to the applicable Insurance Director.

(d)Compliance Certificate. For each Loan advance, Borrower must provide Bank a Compliance Certificate signed by an Authorized Representative, in form and substance as set forth on Exhibit B attached hereto.

(e)Event of Default. No Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

(f)Material Adverse Effect. No event having a Material Adverse Effect upon the Borrower shall have occurred since September 30, 2014, in the case of the first disbursement hereunder, and as of the date of any subsequent disbursement.

(g)Litigation. Except with respect to Insurance Claims, no litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders having a Material Adverse Effect upon the Borrower.

(h)Representations and Warranties. No representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

(i)Additional Documents. The Bank's receipt of all such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which the Bank shall require including (without limitation) the request for, and determination as to, approval by the domiciliary insurance regulatory authority of any Operating Subsidiary to pay any dividend under applicable insurance regulatory laws.

Section 1.	NOTES EVIDENCING LOANS.

1.Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by the Revolving Note. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

2.Draw Note. The Draw Loan shall be evidenced by the Draw Note. At the time of the initial disbursement of a Draw Loan and at each time any additional Draw Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Draw Loans advanced hereunder, (ii) any accrued and unpaid interest owing on the Draw Loans, and (iii) all amounts repaid on the Draw Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Draw Note to repay the principal amount of the Draw Loans, together with all interest accruing thereon.

Section 2.	MANNER OF BORROWING.

1.Borrowing Procedures. Each Loan shall be made available to the Borrower upon any written, verbal, electronic, telephonic or telecopy loan request which the Bank in good faith believes to emanate from an Authorized Representative of the Borrower, whether or not that is in fact the case. Each such request shall be effective and irrevocable upon receipt by the Bank of the loan request, which shall specify the date, amount and type of borrowing. Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys’ and paralegals’ fees and expenses) and shall hold the Bank harmless with respect thereto. Upon notice to Borrower by Bank (or, in the case of an Event of Default under Section 10 hereof with respect to Borrower, without notice), except at the Bank’s sole discretion, no Draw shall be advanced if any Event of Default then exists and is continuing.

(a) Revolving Loan. Each request for a Revolving Loan must be received by the Bank no later than 11:00 a.m. Chicago, Illinois time at least one (1) day prior to the date on the notice that Borrower requests Bank to advance such Revolving Loan. Upon confirmation by Bank that all requirements of Section 3.2 hereof have been met, the proceeds of such Revolving Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.

(b)Draw Loan. Each request for a Draw Loan must be received by the Bank no later than 11:00 a.m. Chicago, Illinois time at least two (2) days’ prior to the date on the notice that Borrower requests Bank to advance such Draw Loan. All such notices concerning the advance of a Draw Loan shall specify the date of the requested Draw Loan (which shall be a Business Day), the amount of the requested Draw to be advanced, and, if such Draw is a Surplus Draw, Borrower shall deliver to Bank, prior to such Surplus Draw, (i) an updated Schedule 1 to Collateral Assignment, and (ii) the applicable Subsidiary Notes. Upon confirmation by Bank that all requirements of Section 3.2 hereof have been met, the proceeds of such Draw Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.

2.Letters of Credit. All Letters of Credit shall bear such application, issuance, renewal, negotiation and other fees and charges, and bear such interest as charged by the Bank or otherwise payable pursuant to the Master Letter of Credit Agreement. In addition to the foregoing, each standby Letter of Credit issued under and pursuant to this Agreement shall bear an annual issuance fee equal to two percent (2.00%) of the face amount of such standby Letter of Credit, payable by the Borrower prior to the issuance by the Bank of such Letter of Credit and annually thereafter, until (i) such Letter of Credit has expired or has been returned to the Bank, or (ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit.

1.Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, the Borrower hereby authorizes and directs the Bank, at the Bank’s option, to (a) debit the amount of the Obligations to any ordinary deposit account of the Borrower, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

2.Discretionary Disbursements. The Bank, in its sole and absolute discretion, may immediately upon prior written notice to the Borrower, disburse any or all proceeds of the Loans made or available to the Borrower pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by the Borrower hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by the Borrower on demand from the Bank.

Section 1.	SECURITY FOR THE OBLIGATIONS.

1.Security Interest for Obligations. As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer, deliver and grant to the Bank, for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest in and to any and all property of the Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, the Bank or any agent or bailee for the Bank or any parent, Affiliate or Subsidiary of the Bank or any participant with the Bank in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)
All Accounts and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an Account Debtor;

(ii)	All Inventory, including raw materials, work-in-process and finished goods;

(iii)	All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)	All Software and computer programs;

(v)	All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi)
All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims (described on Schedule 6.1(b)(vi) attached hereto) and General Intangibles, including Payment Intangibles; and

(vii)
All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

To the extent any of the capitalized terms used in this Section 6.1 are undefined, such terms shall have meaning ascribed to them in the UCC.

(c)Collateral shall not include Excluded Assets, notwithstanding anything to the contrary contained herein.

2.Other Collateral. In addition, the Obligations are also secured by the Stock Pledge Agreement, the Collateral Assignment, this Agreement and all other collateral evidenced by the Loan Documents.

1.Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, the Borrower shall be entitled to possession or use of the Collateral, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required to be delivered to the Bank pursuant to this Section 6). The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of the Bank to retain the Collateral for any other of the Obligations. The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral, except that the Borrower may sell Inventory in the ordinary course of business.

2.Financing Statements. The Borrower shall, at the Bank’s request, at any time and from time to time, execute and deliver to the Bank such financing statements, amendments and other documents and do such acts as the Bank deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of the Bank, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. The Borrower hereby irrevocably authorizes the Bank at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto without the signature of the Borrower that (a) indicate the Collateral (i) is comprised of all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any Organizational Identification Number issued to the Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and the Borrower authorizes the Bank to file this Agreement as a financing statement in any jurisdiction. The Borrower agrees to furnish any such information to the Bank promptly upon request. The Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Bank in any jurisdiction prior to the date of this Agreement. In addition, the Borrower shall make appropriate entries on its books and records disclosing the Bank’s security interests in the Collateral.

3.Intentionally Omitted.

4.Preservation of the Collateral. The Bank may, but is not required, to take such actions from time to time as the Bank deems appropriate to maintain or protect the Collateral. The Bank shall have exercised reasonable care in the custody and preservation of the Collateral if the Bank takes such action as the Borrower shall reasonably request in writing which is not inconsistent with the Bank’s status as a secured party, but the failure of the Bank to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, the Bank’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which the Bank accords its own property, and (ii) not extend to matters beyond the control of the Bank, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of the Bank to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and the Bank in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, the Bank that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that the Bank shall have no responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto. The Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement arising out of disputes with respect to the Collateral.

5.Other Actions as to any and all Collateral. The Borrower further agrees to take any other action reasonably requested by the Bank to ensure the attachment, perfection and first priority of, and the ability of the Bank to enforce, the Bank’s security interest in any and all of the Collateral, including (a) causing the Bank’s name to be noted as secured party on any certificate of title for a titled good at the Bank's request if such notation is a condition to attachment, perfection or priority of, or ability of the bank to enforce, the Bank’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Bank to enforce, the Bank’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) using commercially reasonable efforts to obtain waivers from mortgagees and landlords in form and substance reasonably satisfactory to the Bank, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction. The Borrower further agrees to indemnify and hold the Bank harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Bank thereof, and shall use commercially reasonable efforts to obtain a Collateral Access Agreement. The Bank agrees with the Borrower that the Bank shall not give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing, or would occur after taking into account any action by the Borrower with respect to the warehouseman or bailee.

7.Intentionally Omitted.

8.Letter-of-Credit Rights. If the Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of the Borrower, the Borrower shall promptly notify the Bank thereof and, at the request and option of the Bank, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit, or (ii) arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied as provided in this Agreement.

9.Commercial Tort Claims. If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall immediately notify the Bank in writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to the Bank, and shall execute any amendments hereto deemed reasonably necessary by the Bank to perfect its security interest in such Commercial Tort Claim.

10.Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Bank agrees with the Borrower that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

11.After-Acquired Collateral. Upon the consummation of any Acquisition Transaction, Borrower shall within three (3) Business Days execute and deliver to Bank the documents necessary to grant Bank a first lien priority interest in any After-Acquired Collateral (other than Excluded Assets).

Section 1.	REPRESENTATIONS AND WARRANTIES.

To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank as of the date hereof and as of the date of any Loan, each of which shall survive the execution and delivery of this Agreement:

1.Borrower Organization and Name. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted and each of the Operating Subsidiaries are validly existing and in good standing under the laws of the jurisdiction of its respective organization. The Borrower and each of the Operating Subsidiaries are duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect. The Borrower’s Organizational Identification Number is 4843376. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name.

2.Authorization. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Certificate of Incorporation or bylaws of the Borrower. All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

3.Validity and Binding Effect. This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

4.Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans, and the borrowings by the Borrower hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the Certificate of Incorporation or bylaws of the Borrower or the organizational documents any of the Operating Subsidiaries or other Subsidiaries, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower, any of its Operating Subsidiaries or any of its other Subsidiaries or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, any of its Operating Subsidiaries or any of its other Subsidiaries, other than Liens in favor of the Bank created pursuant to this Agreement.

5.Ownership of Properties; Liens. The Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

6.Equity Ownership. All issued and outstanding Capital Securities of the Borrower, each of its Operating Subsidiaries and each of their other Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those that shall be in favor of the Bank, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of the Borrower, any of its Operating Subsidiaries or any of its other Subsidiaries.

7.Intellectual Property. The Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of the Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon the Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does the Borrower know of any valid basis for any such claim.

8.Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein and the financial statements submitted to the Bank by the Operating Subsidiaries shall have been prepared pursuant to consistently applied principles of SAP, consistent with the previous calendar year and present fairly the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no change in the financial condition or in the assets or liabilities of the Borrower which could reasonably be expected to have a Material Adverse Effect on the Borrower.

9.Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending, threatened, against the Borrower, its Operating Subsidiaries or any of its other Subsidiaries, which, if adversely determined, which could reasonably be expected to have a Material Adverse Effect upon the Borrower, except (i) with respect to Insurance Claims and (ii) as set forth in Schedule 7.9 attached hereto. Other than any liability incident to such litigation or proceedings, the Borrower has no material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to subsection 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to subsection 8.8(b) and not permitted by Section 9.1.

10.Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by the Borrower of any of the Obligations hereunder or under any other Loan Document, and, on the date hereof, the Borrower is not in material default (without regard to grace or cure periods) under any other material contract or agreement to which it is a party.

11.Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon the Borrower, or (b) would constitute an Event of Default or an Unmatured Event of Default.

12.Environmental Laws and Hazardous Substances. The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. The Borrower will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower’s knowledge, threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances. The Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. The Borrower further agrees to allow the Bank or its agent access to the properties of the Borrower and its Subsidiaries to confirm compliance with all Environmental Laws, and the Borrower shall, following determination by the Bank that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

13.Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each Loan hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the Bankruptcy Code, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

14.ERISA Obligations. All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

15.Labor Relations. Except as could not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against the Borrower or threatened, (ii) hours worked by and payment made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against the Borrower or threatened before any governmental authority.

16.Security Interest. This Agreement creates a valid security interest in favor of the Bank in the Collateral and, when properly perfected by filing the appropriate financing statements in the appropriate jurisdictions, or by possession or Control of such Collateral by the Bank or delivery of such Collateral to the Bank, shall constitute a valid, perfected, first-priority security interest in such Collateral.

17.Lending Relationship. The relationship hereby created between the Borrower and the Bank is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive any Note payable to its order as evidence of a bank loan.

18.Business Loans. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans.

19.Taxes. The Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of the Bank and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. Except as set forth on Schedule 7.19, on the date hereof, there is no controversy or objection pending or threatened in respect of any tax returns of the Borrower. The Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

20.Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any Affiliate of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

21.Governmental Regulation. The Borrower and its Subsidiaries are not, or after giving effect to any loan, will not be, subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money. Each Operating Subsidiary is licensed in good standing in each jurisdiction in which it does business and is not the subject of any insurer delinquency proceeding, including (without limitation) liquidation, rehabilitation, conservation, or supervision. No Operating Subsidiary is subject to any requirement to comply with any company action plan or regulatory action plan under the risk based capital provisions of applicable insurance regulatory laws.

22.Bank Accounts. Borrower's primary Deposit Accounts and operating bank accounts of the Borrower and its Subsidiaries are located at the Bank, except those listed on Schedule 7.22 attached hereto.

23.Place of Business. The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and the Borrower shall promptly notify the Bank of any change in such locations. The Borrower will not remove or permit the Collateral to be removed from such locations without the prior written consent of the Bank.

24.Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by the Borrower to the Bank for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that any projections and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

Section 1.	AFFIRMATIVE COVENANTS.

1.Compliance with Bank Regulatory Requirements; Increased Costs. If the Bank shall reasonably determine that any Regulatory Change, or compliance by the Bank or any Person controlling the Bank with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Bank’s or such controlling Person’s capital as a consequence of the Bank’s obligations hereunder or under any Letter of Credit to a level below that which the Bank or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration the Bank’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by the Bank under this Agreement or under any Note with respect thereto, then from time to time, upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), the Borrower shall pay directly to the Bank or such controlling Person such additional amount as will compensate the Bank for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which the Bank first made demand therefor.

2.Existence. The Borrower and each Subsidiary shall at all times (a) preserve and maintain its existence and good standing in the jurisdiction of its organization, (b) preserve and maintain its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and (c) continue as a going concern in the business which the Borrower is presently conducting.

3.Compliance With Laws. The Borrower shall use the proceeds of the Loans for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

In addition, and without limiting the foregoing sentence, the Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

4.Payment of Taxes and Liabilities. The Borrower shall pay, and cause each Subsidiary to pay, and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

5.Maintain Property. The Borrower shall at all times maintain, preserve and keep its plant, properties and equipment, including any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Bank to examine and inspect such plant, properties and equipment, including any Collateral, at all reasonable times.

6.Maintain Insurance. The Borrower shall at all times maintain, and cause each Subsidiary to maintain, with insurance companies reasonably acceptable to the Bank, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including (without limitation) employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Bank. Solely with respect to any Acquisition Transaction that produces insurable After-Acquired Collateral, the Borrower shall (a) cause each issuer of an insurance policy thereof to provide the Bank with an endorsement (i) showing the Bank as lender’s loss payee with respect to each policy of property or casualty insurance and (ii) providing that ten (10) days' notice will be given to the Bank prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy, and (b) execute and deliver to the Bank a collateral assignment, in form and substance satisfactory to the Bank, of each business interruption insurance policy maintained by the Borrower.

In the event the Borrower either fails to provide the Bank with evidence of the insurance coverage required by this Section 8.6 or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then the Bank, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which the Bank deems advisable. This insurance coverage (a) may, but need not, protect the Borrower’s interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, the Borrower in connection with such property, including the Collateral. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section. If the Bank purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance the Borrower may be able to obtain on its own.

7.ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.Financial Statements. The Borrower shall, and shall cause its Operating Subsidiaries to, at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP or, as applicable to American Country, American Service and Gateway, SAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower and its Operating Subsidiaries, including:

(a)promptly when available, and in any event, within one hundred twenty (120) days after the close of each calendar year (beginning with the calendar year ending on December 31, 2014), a copy of the annual internally prepared and reviewed Statutory Financial Statements of the Borrower and its Operating Subsidiaries, including balance sheet, statement of income and retained earnings, statement of cash flows for the calendar year then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified;

(b)promptly when available, and in any event, within forty five (45) days following the end of each calendar quarter (beginning with the calendar quarter ending on March 31, 2015), a copy of the internally prepared and reviewed Statutory Financial Statements of the Borrower and its Operating Subsidiaries regarding such calendar quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the calendar quarter then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer;

(c)so long as the Capital Securities of Atlas continue to be publicly traded on a stock exchange regulated by the SEC (defined below), promptly when available, and in any event, within one hundred twenty (120) days after the close of each calendar year (beginning with the calendar year ending on December 31, 2014), a copy of the annual audited financial statements of Atlas including, without limitation, the Form 10-K (filed with the U.S. Securities and Exchange Commission (the “SEC”)), the balance sheet, statement of income and retained earnings, statement of cash flows for the calendar year then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified by Atlas’s treasurer or chief financial officer; and

(d)so long as the Capital Securities of Atlas continue to be publicly traded on a stock exchange regulated by the SEC. promptly when available, and in any event, within forty five (45) days following the end of each calendar quarter (beginning with the calendar quarter ending on March 31, 2015), a copy of the internally prepared and reviewed financial statements of Atlas regarding such calendar quarter, including, without limitation, the Form 10-Q (filed with the SEC), the balance sheet, statement of income and retained earnings, statement of cash flows for the calendar quarter then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as true and correct by Atlas’s treasurer or chief financial officer.

No change with respect to such accounting principles shall be made by the Borrower or any of the Operating Subsidiaries without giving prior notification to the Bank. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower and its Subsidiaries. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

9.Extraordinary Dividend. Borrower shall provide to Lender, and cause any Operating Subsidiary to provide to Lender, (i) any request by such Operating Subsidiary and (ii) any approval or disapproval of any such request by such Operating Subsidiary, for the payment of any extraordinary dividend that must be approved by such Operating Subsidiary’s Insurance Director.

10.Supplemental Financial Statements. The Borrower shall within three (3) Business Days upon receipt thereof, provide to the Bank (i) copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower, its Operating Subsidiaries or any other Subsidiaries, including (without limitation) any report by an independent auditor on the financial condition and the internal financial controls of any Operating Subsidiary required to be filed with any insurance regulatory authority under applicable insurance regulatory laws, (ii) any opinion by a qualified actuary of the loss and loss expense reserves of each Operating Subsidiary required to be filed with any insurance regulatory authority under applicable insurance regulatory laws, subject to the Bank's execution of any release as may be required by auditor, (iii) any calculation of risk based capital of any Operating Subsidiary required to be filed with any insurance regulatory authority under applicable insurance regulatory laws, and (iv) any risk solvency assessment required to be filed by an Operating Subsidiary and any enterprise risk report required to be filed by Borrower under applicable insurance regulatory laws.

11.Borrowing Base Certificate. The Borrower shall, (a) within forty five (45) days following the end of each calendar quarter, and (b) at any time the Borrower shall request a Revolving Loan hereunder, deliver to the Bank a Borrowing Base Certificate dated as of the last Business Day of such month, certified as true and correct by an Authorized Representative of the Borrower and acceptable to the Bank in its sole and absolute discretion, provided, however, at any time an Event of Default exists, the Bank may require the Borrower to deliver Borrowing Base Certificates more frequently.

12.Intentionally Omitted.

13.Intentionally Omitted.

14.Covenant Compliance Certificate. The Borrower shall, contemporaneously with the furnishing of the financial statements pursuant to Sections 8.8(a) and 8.8(b), deliver to the Bank a duly completed compliance certificate (a “Compliance Certificate”), dated the date of such financial statements and certified as true and correct by an Authorized Representative of the Borrower, containing a computation of each of the financial covenants set forth in Section 10 and stating that the Borrower has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it. The Compliance Certificate shall be in form and substance as set forth on Exhibit B attached hereto.

15.Field Audits. The Borrower shall permit the Bank to inspect the tangible assets and/or other business operations of the Borrower and each Operating Subsidiary, to perform appraisals of all or any part of the Collateral of the Borrower and each Subsidiary, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating any Collateral no more than twice in any calendar year except no such limitation shall apply after an Event of Default has occurred and is continuing, the results of which must be satisfactory to the Bank in the Bank’s sole and absolute discretion. All such inspections or audits by the Bank shall be at the Borrower’s sole expense and in compliance with all applicable laws.

16.Other Reports. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may require.

17.Collateral Records. The Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate the Bank’s Lien in the Collateral.

18.Intellectual Property. The Borrower shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

19.Notice of Proceedings. The Borrower, promptly upon becoming aware, shall give written notice to the Bank of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or to which any of their respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

20.Notice of Event of Default or Material Adverse Effect. The Borrower shall, immediately after the Borrower's knowledge thereof, give notice to the Bank in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

21.Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of the Borrower or any of its Subsidiaries, the Borrower shall, or shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of the Borrower or any Subsidiary of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

22.Further Assurances. The Borrower shall take, and cause the Operating Subsidiaries and each other Subsidiary to take, such actions as are necessary or as the Bank may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower, including the Pledged Stock of the Operating Subsidiaries, in each case as the Bank may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

23.Banking Relationship. The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including without limitation, all receipts, disbursements, cash management, treasury management, custody services, multi-card and related ancillary services.

24.Non-Utilization Fee. The Borrower agrees to pay to the Bank the following non-utilization fees:

(a)Revolving Loan. A non-utilization fee equal to One-Half of One percent (0.50%) per annum of the total of (a) the Revolving Loan Commitment, minus (b) the sum of (i) the daily average of the aggregate principal amount of the Revolving Loans outstanding, plus (ii) the daily average of the aggregate amount of the Letters of Credit Obligations, which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed and (C) payable monthly in arrears on the last day of each Interest Period, commencing on April 1, 2015 and continuing throughout the Revolving Loan Maturity Date or earlier acceleration or termination of the Obligations.

(b)Draw Loan. A non-utilization fee equal to One-Half of One percent (0.50%) per annum of the total of (a) the Draw Loan Commitment, minus (b) the sum of the daily average of the aggregate principal amount of the Draw Loans outstanding, which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed and (C) payable monthly in arrears on the last day of each Interest Period, commencing on April 1, 2015 and continuing throughout the Draw Period or earlier acceleration or termination of the Obligations.

Section 2.	NEGATIVE COVENANTS.

1.Debt. The Borrower shall not, and shall not cause any Operating Subsidiaries or any other Subsidiary to (as applicable), either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(a)the Obligations under this Agreement and the other Loan Documents;

(b)obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(c)Debt of the Borrower to any Operating Subsidiary, or Debt of any Operating Subsidiary to the Borrower; provided that such Debt shall be evidenced by a note in form and substance reasonably satisfactory to the Bank, and the obligations under such note shall be subordinated to the Obligations in all respects;

(d)Hedging Obligations incurred in favor of the Bank or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(e)claims and liabilities of the Borrower or any of its Subsidiaries under pooling arrangements approved by insurance regulations; or

(f)Debt described on Schedule 9.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased.

2.Encumbrances.

(a)The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens; and

(b)None of the Operating Subsidiaries shall, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien, pledge or charge of any kind or character upon any asset of any such Operating Subsidiary, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

3.Investments. The Borrower shall not, either directly or indirectly, make or have outstanding any Investment, except:

(a)contributions by the Borrower to the capital of any Operating Subsidiary or any other Subsidiary, so long as such Capital Securities of such Subsidiary owned by the Borrower shall be pledged to the Bank, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary;

(b)Investments constituting Debt permitted by Section 9.1;

(c)Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;

(d)Cash Equivalent Investments;

(e)bank deposits in the ordinary course of business, provided that the aggregate amount of all such deposits, which are maintained with any bank other than the Bank shall not at any time exceed $250,000;

(f)Investments consisting of loans or other credit facilities extended to policyholders in the ordinary course of business to finance insurance premiums;

(g)Investments by the Borrower or any of the Operating Subsidiaries in the normal course of business as allowed by the NAIC and other insurance regulations;

(h)Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; or

(i)Investments listed on Schedule 9.3 as of the Closing Date.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

4.Transfer; Merger; Sales. The Borrower shall not, and not permit any of the Operating Subsidiaries or any other Subsidiary to, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Operating Subsidiary into the Borrower or into any other Operating Subsidiary, and (ii) any such purchase or other acquisition or transfer by the Borrower or any Operating Subsidiary of the assets or equity interests of any Operating Subsidiary pursuant to a pooling agreement or otherwise; (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary); or (c) sell or assign, with or without recourse, any receivables. Notwithstanding anything to the contrary herein, and to the extent the Borrower or any Operating Subsidiary forms a Wholly-Owned Subsidiary, such Wholly-Owned Subsidiary shall not be permitted to acquire, purchase or otherwise receive the assets of the Borrower or any Operating Subsidiary pursuant to any existing pooling agreements or similar arrangements under which the Borrower or any Operating Subsidiary is a party thereto, except that, (i) provided Bank is given no less than three (3) days' notice after any filing of any application for approval of any such transaction and (ii) subject to the regulatory approval of applicable state insurance regulatory authorities, future premiums, expenses and losses of such new Wholly-Owned Subsidiary shall be shared among the existing pooling agreements or similar arrangements.

5.Issuance of Capital Securities. The Borrower shall not, and shall not permit any of the Operating Subsidiaries or other Subsidiaries to, issue any Capital Securities other than (a) any issuance of shares of the Borrower’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, or (b) any issuance of Capital Securities by a Subsidiary to the Borrower or another Subsidiary in accordance with Section 9.6. For the avoidance of doubt, the Borrower may issue Capital Securities to Atlas in exchange for cash contributions to Borrower, so long as such exchange will not result in a Change of Control.

6.Distributions. At any time where there are Loans, the Borrower shall not, and shall not permit any Subsidiary to, (a) make any distribution or dividend (other than stock dividends), whether in cash or otherwise, to Atlas or any other equity-holder, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to Atlas or any of other equity-holder or any Affiliate thereof, (d) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance or sinking fund, or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, any Subsidiary may pay dividends or make other distributions to the Borrower or to a domestic Wholly-Owned Subsidiary.

7.Transactions with Affiliates. Except as disclosed on Schedule 9.7 hereto, the Borrower shall not, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and upon fair and reasonable terms which are fully disclosed to the Bank and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower.

8.Unconditional Purchase Obligations. The Borrower shall not, and shall not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.Cancellation of Debt. The Borrower shall not, and not permit any of the Operating Subsidiaries or any other Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

10.Inconsistent Agreements. The Borrower shall not, and shall not permit any of the Operating Subsidiaries or any other Subsidiary to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit the Borrower from granting to the Bank a Lien on any of its assets, or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Borrower or any other Subsidiary, or pay any Debt owed to the Borrower or any other Subsidiary, (ii) make loans or advances to the Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to the Borrower or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by Bank or any Affiliate of the Bank.

12.Bank Accounts. The Borrower shall not establish any new Deposit Accounts or other bank accounts, other than Deposit Accounts or other bank accounts established at or with the Bank without the prior written consent of the Bank.

13.Business Activities; Change of Legal Status and Organizational Documents. The Borrower shall not, and shall not permit any of the Operating Subsidiaries or any other Subsidiary to, (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (b)

permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Bank.

Section 3.	FINANCIAL COVENANTS.

1.Statutory Net Worth. Borrower shall not permit its Statutory Net Worth as of the end of the fiscal quarter ending March 31, 2015 and as of the end of any fiscal quarter thereafter, to be less than the Minimum Net Worth.

2.Funded Debt to EBITDA Ratio. As of the end of each fiscal quarter of Borrower, Borrower shall maintain a Funded Debt to EBITDA Ratio as follows:

Fiscal Quarter Ending            Funded Debt to EBITDA Ratio
March 31, 2015                Not greater than 2.50 to 1.0
March 31, 2016                Not greater than 2.25 to 1.0
March 31, 2017                Not greater than 2.00 to 1.0
March 31, 2018                Not greater than 1.75 to 1.0
March 31, 2019                Not greater than 1.50 to 1.0

Section 4.	EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

1.Nonpayment of Obligations. Any amount due and owing on any Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

2.Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with the Bank shall be false when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to the Bank by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

3.Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement, or in the other Loan Documents or any other agreement with the Bank and such failure to perform or default shall remain uncured for a period of thirty (30) days; provided, however, that the thirty (30) day cure period granted by this Section 11.3 shall not be applicable to Section 11.1 hereof.

4.Default under Loan Documents. A default beyond any applicable cure or grace period under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

5.Default under Other Debt. Any default by any Obligor in the payment of any Debt with a principal amount in excess of $250,000 for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

6.Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing and shall not be dismissed or vacated within sixty (60) days.

7.Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor which is not fully covered by insurance or reinsurance, in each case, for a monetary obligation in excess of $250,000.

8.Change in Control. The occurrence of any Change in Control.

9.Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of the Bank acting in good faith, to become unsatisfactory as to value or character, or which causes the Bank to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Borrower to do any act deemed necessary by the Bank to preserve and maintain the value and collectability of the Collateral.

10.Material Adverse Effect. The occurrence of any development, condition or event which has a Material Adverse Effect on the Borrower.

11.Intentionally Omitted.

Section 5.	REMEDIES.

Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.6, all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing, upon the occurrence and during the continuance of an Event of Default:

1.Possession and Assembly of Collateral. The Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Bank already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and the Bank shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to the Bank. At the Bank’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Bank at a place or places to be designated by the Bank which is reasonably convenient to the Bank and the Borrower.

2.Sale of Collateral. The Bank may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Bank may deem proper, and the Bank may purchase any or all of the Collateral at any such sale. The Borrower acknowledges that the Bank may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Bank may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrower. The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Bank at least ten (10) calendar days before the date of such disposition. The Borrower hereby confirms, approves and ratifies all acts and deeds of the Bank relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against the Bank or its representatives, by reason of taking, selling or collecting any portion of the Collateral. The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as the Bank shall deem appropriate. The Borrower expressly absolves the Bank from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

3.Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide to the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

4.UCC and Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

5.Additional Remedies. The Bank shall have the right and power to:

(a)instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to the Bank of any amounts due or to become due thereunder, or the Bank may directly notify such obligors of the security interest of the Bank, and/or of the assignment to the Bank of the Collateral and direct such obligors to make payment to the Bank of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e)grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f)transfer the whole or any part of securities which may constitute Collateral into the name of the Bank or the Bank’s nominee without disclosing, if the Bank so desires, that such securities so transferred are subject to the security interest of the Bank, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that the Bank or such nominee makes any further transfer of such securities, or any portion thereof, as to whether the Bank or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)vote the Collateral;

(h)make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Bank as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Bank’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other Person liable to the Bank for the Obligations; and

(i)at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Bank’s rights hereunder, under any Note or under any of the other Obligations.

The Borrower hereby ratifies and confirms whatever the Bank may do with respect to the Collateral and agrees that the Bank shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

6.Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank’s security interest in, and to enforce such interests in the Collateral, (iii) direct any Operating Subsidiary to request the applicable Insurance Director to approve the repayment of any of that Operating Subsidiary’s Subsidiary Notes and if necessary, make the request on behalf of and in the name of such Operating Subsidiary, provided that (a) an Event of Default has occurred and has continued for thirty (30) days, (b) the Bank has accelerated the Obligations, and (c) the applicable Operating Subsidiary has not acted in good faith with the Bank to remedy such Event of Default and to obtain approval of repayment from the applicable Insurance Director, and (iv) carry out any remedy provided for in this Agreement, including endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the

Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

7.No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

8.Application of Proceeds. The Bank will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including reasonable attorneys’ fees and legal expenses as provided for in Section 13 hereof.

9.No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.Letters of Credit. With respect to all Letters of Credit for which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 12, the Borrower shall at such time deposit in a cash collateral account opened by the Bank an amount equal to the Letter of Credit Obligations then outstanding. Amounts held in such cash collateral account shall be applied by the Bank to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the Obligations, in such order of application as the Bank may, in its sole discretion, from time to time elect. After all such Letters of Credit shall have expired or been fully drawn upon, all commitments to make Loans hereunder have terminated and all other Obligations have been indefeasibly satisfied and paid in full in cash, the balance, if any, in such cash collateral account shall be returned to the Borrower or such other Person as may be lawfully entitled thereto.

Section 6.	MISCELLANEOUS.

1.Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank’s rights with respect to the Collateral:

(a)acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

(b)release by the Bank of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)release, extension, renewal, modification or substitution by the Bank of any Note, or any note evidencing any of the Obligations, or the compromise of the liability of the Obligations; or

(d)failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

2.Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against the Borrower and the Bank in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among the Bank, the Borrower and the other parties hereto and thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Bank merely because of the Bank’s involvement in their preparation.

3.Amendments; Waivers. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Bank and the Borrower, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

4.WAIVER OF DEFENSES. THE BORROWER, ON BEHALF OF ITSELF AND ANY GUARANTOR OF ANY OF THE OBLIGATIONS, WAIVES EVERY PRESENT DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT, OTHER THAN PAYMENT IN FULL OF THE OBLIGATIONS. PROVIDED THE

BANK ACTS IN GOOD FAITH, THE BORROWER RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

5.FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE CIRCUIT COURTS OF COOK COUNTY WITHIN THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CIRCUIT COURTS OF COOK COUNTY WITHIN THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

6.WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

7.Assignability. The Bank may at any time assign the Bank’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Bank’s rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

8.Confirmations. The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

9.Confidentiality. The Bank agrees to use commercially reasonable efforts (equivalent to the efforts the Bank applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to it by the Borrower, including all information designated as confidential, except that the Bank may disclose such information (a) to Persons employed or engaged by the Bank in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Bank to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Bank’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Bank is a party; (f) to any nationally recognized rating agency that requires access to information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank; (g) to any Affiliate of the Bank who may provide Bank Products to the Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of the Bank.

10.Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, without notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

11.Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

12.Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been indefeasibly paid in full in cash. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

14.Extensions of Bank’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of the Bank’s commitment hereunder, and (ii) any replacement note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for any Note.

15.Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

16.Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Bank shall deemed to be originals thereof.

17.Notices. Except as otherwise provided herein or in any other Loan Document, the Borrower waives all notices and demands in connection with the enforcement of the Bank’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

To the Borrower:	American Insurance Acquisition Inc. c/o Atlas Financial Holdings, Inc 150 Northwest Point Blvd. 3rd Floor Elk Grove Village, IL 60007 Attn: Paul Romano Jr.

With a copy to:	DLA Piper LLP 203 N. LaSalle Street Suite 1900 Chicago, Illinois 60601 Attn: Brian K. Doyle

To the Bank:	Fifth Third Bank 1701 Golf Road, Suite 900 Rolling Meadows, IL 60008 Attention: Jeff Bobis

With copy to:	Holland & Knight, LLP 131 S. Dearborn, 30th Floor Chicago, IL 60603 Attention: Francis L. Keldermans

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

18.Release of Claims Against Bank. In consideration of the Bank making the Loans, the Borrower and all other Obligors do each hereby release and discharge the Bank of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against the Bank from the date of their respective first contact with the Bank until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by the Bank. The Borrower and all other Obligors confirm to Bank that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that the Bank is relying upon this release in extending the Loans to the Borrower.

19.Costs, Fees and Expenses. The Borrower shall pay or reimburse the Bank for all reasonable costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to the Bank, which shall also include attorneys’ fees and time charges of attorneys who may be employees of the Bank or any Affiliate of the Bank, plus costs and expenses of such attorneys or of the Bank; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of the Bank against the Borrower or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under the Agreement or the other Loan Documents, the reasonable costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand.

20.Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other related agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, shall be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

21.Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to the Bank of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Bank is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Bank is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of the Bank, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

22.Customer Identification - USA Patriot Act Notice. The Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Bank’s policies and practices, the Bank is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Bank to identify the Borrower in accordance with the Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.

BORROWER:

AMERICAN INSURANCE ACQUISITION INC., a Delaware corporation

By:    ________________________________
Name:    Scott D. Wollney
Title:    Chief Executive Office and President

BANK:

FIFTH THIRD BANK,
an Ohio banking corporation

By:    ________________________________
Name:    Jeffrey Bobis
Title:    Vice President

STOCK PLEDGE AGREEMENT

This Stock Pledge Agreement (“Pledge Agreement”) is entered into as of this 9th day of March 2015 by and between American Insurance Acquisition Inc., a Delaware corporation (“Pledgor”), and FIFTH THIRD BANK, an Ohio banking corporation (“Bank”).

RECITALS:

A.Bank has heretofore agreed to extend certain loan facilities in the maximum principal amount of up to Thirty-Five Million and No/100 Dollars ($35,000,000.00) (the “Loans”) to Pledgor (sometimes referred to herein as “Borrower”) and pursuant to the terms and conditions of that certain Loan and Security Agreement dated as of even date herewith by and between Borrower and Bank (as may be amended, restated, supplemented and/or modified from time to time, the “Loan Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

B.The Loans are evidenced by (i) that certain Revolving Promissory Note dated as of even date herewith, in the maximum principal amount of $5,000,000 (as amended restated, supplemented and/or modified from time to time, the “Revolving Note”) made payable by Borrower to the order of Bank and (ii) that certain Draw Note dated as of even date herewith, in the maximum principal amount of $30,000,000 (as amended, restated, supplemented and/or modified from time to time, the “Draw Note”; and together with the Revolving Note, the “Notes”) made payable by Borrower to the order of Bank.

C.As a condition to making the Loans to Borrower, Bank requires, and Borrower agrees to execute this certain Pledge Agreement, pursuant to which, among other things, the Borrower pledges to Bank all of its equity interests in its Wholly-Owned Subsidiaries.

D.Pledgor desires to give this pledge to Bank as an inducement for Bank to make the Loans and as security for the Loans and the Notes.

AGREEMENTS:

NOW, THEREFORE, to secure the Loans and the Notes, and all liabilities, obligations, and agreements of Borrower under the Loan Agreement, and in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

ARTICLE I: DEFINITIONS

1.1    Ancillary Collateral. “Ancillary Collateral” shall have the meaning ascribed in Section 2.2(c) hereof.

1.2    Cash Distributions. “Cash Distributions” shall have the meaning ascribed in Section 2.4 hereof.

1.3    Liabilities. References in this Pledge Agreement to “Liabilities” shall mean the payment and performance of the following:

(a)    All Obligations and Liabilities of Borrower, whether now existing or hereafter arising and whether or not contemplated on the date of this Pledge Agreement, evidenced by the Loan Agreement, the Notes and all applicable Loan Documents (including all renewals, replacements, and extensions thereof and interest thereon) executed and delivered by Borrower to Bank, and under any other agreements between Borrower and Bank evidencing the Loans;

(b)    All obligations and liabilities of Pledgor hereunder; and

(c)    All obligations and liabilities of the Operating Subsidiaries under the Loan Documents.

1.4    Event of Default. The occurrence of an Event of Default as defined in the Loan Agreement, which definition includes, without limitation, any failure by Pledgor to promptly perform any of its obligations or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Pledgor under this Pledge Agreement beyond any applicable grace or cure periods.

1.5    Pledge Agreement. References to this “Pledge Agreement” shall mean this Pledge Agreement, including all amendments, modifications and supplements, and any exhibits or schedules to any of the foregoing, and shall refer to this Pledge Agreement as the same may be in effect at the time such reference becomes operative.

1.6    Pledged Stock. References in this Pledge Agreement to “Pledged Stock” shall collectively mean 100% of the outstanding Capital Securities of each of the Operating Subsidiaries, and all dividends and interest on, distributions, economic interests, rights, proceeds and products of, additions to and substitutions for any of the foregoing (including, without limitation, insurance proceeds and payments under the Securities Investor Protection Act of 1970), together with all certificates, options, rights or other distributions issued as an addition to, in substitution or in exchange for, or on account of, any such shares and/or accounts, and all proceeds of all of the foregoing, now or hereafter owned or acquired by the Pledgor.

1.7    Operating Subsidiaries. References in this Pledge Agreement to “Operating Subsidiaries” shall collectively mean and refer to “Operating Subsidiaries” as defined in the Loan Agreement. The Operating Subsidiaries are, directly or indirectly, wholly owned subsidiaries of Pledgor, as shown on Exhibit A attached hereto and made a part hereof.

ARTICLE II: THE PLEDGE

2.1    Pledge of Stock. As security for the prompt satisfaction of the Liabilities, Pledgor hereby pledges to Bank all of its right, title and interest in and to the Pledged Stock and grants Bank a lien on the Pledged Stock and a security interest therein and authorizes Bank to file such financing statements as may be required to perfect Bank’s security interest in the Pledged Stock.

2.2    Incidents of Ownership. If Pledgor shall have, or shall become entitled to receive or shall receive, in connection with any of the Pledged Stock, any:

(a)    Stock certificates including, but without limitation, any certificate representing a distribution or in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of interests, split, spin-off or split-off;
(b)    Option, warrant, or right, whether as an addition to or in substitution or in exchange for any of the Pledged Stock, or otherwise; or

(c)    Distributions or dividends payable in property, shares or stock, whether such distribution shall constitute the return of Pledgor’s capital contribution to Pledgor, distribution of profits, or payment for any other reason (“Ancillary Collateral”);

then Pledgor shall hold or accept such Ancillary Collateral as Bank’s agent, in trust for Bank, and shall deliver them forthwith to Bank in the exact form received with, as applicable, Pledgor’s endorsement when necessary, or appropriate assignments duly executed in blank, to be held by Bank, subject to the terms hereof, as part of the Pledged Stock.

2.3    Registration. Pledgor hereby covenants that prior to or upon execution hereof, Pledgor will or has previously (i) cause or caused, as applicable, each issuer of Pledged Stock to execute and deliver to Bank stock powers in blank with respect to the Pledged Stock, which stock powers shall be in form and substance as set forth on Exhibit B attached hereto and (ii) cause or caused, as applicable, each issuer of Pledged Stock to note the security interest granted to Bank on the books of such issuer. Immediately and without further notice, upon an Event of Default, Bank or its nominee shall have, with respect to the Pledged Stock, the right to exercise all voting rights under the Bylaws of each issuer, and all other company rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof, including, without limitation, the right to exchange any or all of the Pledged

Stock upon the merger, consolidation, reorganization, recapitalization or other readjustment of an issuer thereof, or upon the exercise by such issuer of any right, privilege, or option pertaining to any of the Pledged Stock, and, in connection therewith, to deliver any of the Pledged Stock to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; but Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

2.4    Cash Distributions. Unless an Event of Default shall have occurred and be continuing, and unless prohibited by Section 9.6 of the Loan Agreement or any of the Loan Documents, Pledgor shall be entitled to receive for its own use any distributions or dividends payable in cash, whether such distribution shall constitute the return of Pledgor’s capital contribution to Pledgor, distribution of profits, or payment for any other reason (“Cash Distribution”). Upon an Event of Default, Bank may require any such Cash Distributions to be delivered to Bank as satisfaction of the Liabilities.

2.5    Remedy Upon Default.

(a)    Upon an Event of Default, Bank may, without demand of performance or other demand, advertisement, or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Pledgor or any other Person (all of which are, to the extent permitted by law, hereby expressly waived), forthwith realize upon the Pledged Stock or any part thereof, may direct each issuer of Pledged Stock to make any Cash Distributions payable to Pledgor directly to Bank, may direct each issuer of Pledged Stock to permit Bank to withdraw any amount which may be withdrawn at such time with respect to the Pledged Stock of Pledgor, and may forthwith, or agree to, sell or otherwise dispose of and deliver the Pledged Stock or any part thereof or interest therein, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of Bank’s offices or elsewhere, at such prices and on such terms (including, but without limitation, a requirement that any purchaser of all or any part of the Pledged Stock purchase the Pledged Stock for investment and without any intention to make a distribution thereof) as it may deem best, for cash or on credit, or for future delivery without assumption of any credit risk, with the right to Bank or any purchaser to purchase upon any such sale the whole or any part of the Pledged Stock free of any right or equity of redemption in Pledgor, which right or equity is hereby expressly waived and released.

(b)    Pledgor acknowledges and agrees that upon the occurrence and continuance of an Event of Default, Bank will suffer irreparable harm for which it will have no adequate remedy at law and for which any accurate determination of legal damages will be impossible. Consequently, Bank shall be entitled, in addition to all other remedies available under applicable laws and agreements, to obtain, without bond or other surety, injunctive and other equitable relief to require specific performance by Pledgor of its obligations to Bank.

(c)    Bank shall be entitled to reimbursement upon demand from Pledgor for all of its reasonable costs (including without limitation reasonable attorneys’ fees, expenses and costs) incurred in enforcing its remedies hereunder.

2.6    Proceeds of Sale. The proceeds of any such disposition or other action by Bank shall be applied in accordance with Section 12.8 of the Loan Agreement.

2.7    Notice of Sale. Bank need not give more than ten (10) days’ written notice of the time and place of any public or private sale which Pledgor acknowledges and agrees is commercially reasonable, adequate notice.

ARTICLE III: REPRESENTATIONS AND WARRANTIES

3.1    Inducement. Pledgor represents and warrants to Bank that:

(a)    Pledgor will notify Bank in writing of any change in address and will, upon demand, execute and deliver to Bank such assignments, financing statements and other documents as Bank may reasonably request to maintain a perfected security interest in the Pledged Stock.

(b)    All acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Pledge Agreement and to constitute it as the valid and legally binding obligation of Pledgor in accordance with the terms hereof, including, without limitation, the delivery of assignments and/or endorsements, have been done and performed.

3.2    Warranties Concerning Pledged Stock. With respect to the Pledged Stock, Pledgor represents and warrants to Bank that:

(a)    It is the legal and beneficial owner of the Pledged Stock, as applicable;

(b)    All of the Pledged Stock has been duly and validly issued, and is owned, directly or indirectly, by Pledgor free of any pledge, mortgage, hypothecation, lien, charge, encumbrance or security interest in the Pledged Stock or the proceeds thereof, except as granted hereunder;

(c)    Upon execution hereof, this Pledge Agreement along with delivery of the Stock Certificates and stock powers, each executed in blank, shall create a valid lien upon and perfected security interest in the Pledged Stock and the proceeds thereof, subject to no prior security interest, lien, charge or encumbrance, or agreement purporting to grant to any third party a prior security interest in the property or assets of Pledgor which would include the Pledged Stock;

(d)    Pledgor will not consent to any amendment, modification or termination of the Bylaws or dissolution of any issuer of the Pledged Stock without prior written consent of Bank, which consent shall not be unreasonably withheld; and

(e)    The execution, delivery and performance of this Pledge Agreement and the pledge made hereunder are not in contravention of any terms of the Certificate of Incorporation or Bylaws of Pledgor, any material contract, agreement, undertaking or commitment of Pledgor.

ARTICLE IV: COVENANTS

4.1    Covenants. Pledgor hereby covenants that, until all of the Liabilities have been satisfied in full (other than any contingent liabilities which may survive the termination of the Loan Documents), it shall comply with the following covenants, unless Bank consents otherwise in writing:

(a)    Disposition of Pledged Stock. Pledgor shall not, except as permitted herein or in the Loan Agreement, sell, convey or otherwise dispose of any of the Pledged Stock or any interest therein, or create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Pledged Stock or the proceeds thereof, other than that created hereby or permitted hereunder;

(b)    Defense of Title. Pledgor shall, at its own expense, defend Bank’s right, title, special property and security interest in and to the Pledged Stock against the claims of any person, firm, corporation or other entity;

(c)    Delivery of Notices. Pledgor shall promptly deliver to Bank all written notices, and shall promptly give Bank written notice of any other notices, received by it with respect to the Pledged Stock, and Bank shall promptly give like notice to the Pledgor of any such notices received by it or its nominee;

(d)    Further Assurances. Pledgor shall at any time, and from time to time, upon the written request of Bank, execute and deliver such financing statements or further documents and do such further acts and things as Bank may reasonably request to effect the purposes of this Pledge Agreement, including, without limitation, delivering to Bank upon the occurrence of an Event of Default irrevocable proxies with respect to the Pledged Stock in form satisfactory to Bank;

(e)    Issuance of Additional Stock. Pledgor shall not and shall not permit the shareholders and officers of any issuer of the Pledged Stock to, at any time during the term hereof, cause such issuer to issue any additional stock in such issuer whatsoever, unless such additional stock is pledged to secure the Liabilities; and

(f)    Entries on Books. Pledgor shall make appropriate entries upon its books and records to acknowledge and disclose Bank’s interests in the Pledged Stock.

ARTICLE V: OBLIGATIONS OF BANK

5.1    Reasonable Care. Beyond the exercise of reasonable care to assure the safe custody of any certificates of the Pledged Stock while held hereunder, Bank shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for any certificates of the Pledged Stock upon surrendering it or tendering surrender of it to Pledgor.

5.2    Return of Pledged Stock. Upon the satisfaction in full of all Liabilities (other than any contingent liabilities which may survive the termination of the Loan Documents) and the satisfaction of all additional reasonable costs and expenses of Bank as provided herein, this Pledge Agreement shall terminate and Bank shall deliver to Pledgor, at Pledgor’s expense, any such applicable certificates, stock powers or other evidence of the Pledged Stock as shall not have been sold or otherwise applied pursuant to this Pledge Agreement, and shall authorize the filing of terminations of all financing statements filed hereunder.

ARTICLE VI: MISCELLANEOUS

6.1    No Waiver.    No course of dealing between Pledgor and Bank, nor any failure to exercise, nor any delay in exer-cising, any right, power or privilege of Bank hereunder or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.2    Remedies Cumulative. The rights and remedies provided herein and in the Loan Agreement, the Loan Documents and in all other agreements, instruments, and documents delivered pursuant to or in connection with the Loan, are cumulative and are in addition to and not exclusive of any rights or remedies provided by law, including, but without limitation, the rights and remedies of a secured party under the UCC. If there is any conflict between the terms and conditions of this Pledge Agreement and the Loan Agreement, the Loan Agreement shall control.

6.3    Severability. The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in this Pledge Agreement in any other jurisdiction.

6.4    Notices. All notices, communications and waivers under this Pledge Agreement shall be in writing and shall be (i) delivered in person or (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

To Pledgor:	American Insurance Acquisition Inc. c/o Atlas Financial Holdings, Inc. 150 Northwest Point Blvd. 3rd Floor Elk Grove Village, IL 60007 Attn: Paul Romano Jr.

With a copy to:	DLA Piper LLP 203 N. LaSalle Street Suite 1900 Chicago, Illinois 60601 Attn: Brian K. Doyle

To Bank:	Fifth Third Bank 1701 Golf Road, Suite 900 Rolling Meadows, IL 60008 Attention: Jeff Bobis

With copy to:	Holland & Knight, LLP 131 S. Dearborn, 30th Floor Chicago, IL 60603 Attention: Francis L. Keldermans

or to another address or number as each party designates to the other in the manner prescribed in this Pledge Agreement.

6.5    Successors and Assigns. This Pledge Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

6.6    Singular and Plural; Gender. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the others where appropriate.

6.7    Assignment. This Pledge Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party, except that Bank may upon written notice to Pledgor assign this Pledge Agreement to an affiliate of Bank in conjunction with any assignment of the Loans permitted by the applicable Loan Agreement. Subject to the preceding sentence, this Pledge Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

6.8    Governing Law. This Pledge Agreement shall be deemed to have been given by Pledgor and delivered to and accepted by Bank in Chicago, Illinois. Any dispute arising out of, or in connection with, related to, or incidental to this Agreement shall be governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

6.9    Jurisdiction.

(A)    FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE CIRCUIT COURTS OF COOK COUNTY WITHIN THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE BANK FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CIRCUIT COURTS OF COOK COUNTY WITHIN THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. PLEDGOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM

(B)    WAIVER OF BOND. PLEDGOR WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF BANK IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH, OR LEVY UPON COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF BANK, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, OR PRELIMINARY OR PERMANENT INJUNCTION THIS Pledge AGREEMENT OR ANY OTHER Pledge AGREEMENT OR DOCUMENT BETWEEN BANK AND PLEDGOR.

(C)    WAIVER OF JURY TRIAL. PLEDGOR AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN BANK AND PLEDGOR ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS Pledge AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR Pledge AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. PLEDGOR AND BANK HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER MAY

FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS Pledge AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.10     Recitals. The Recitals to this Pledge Agreement are incorporated herein as an integral part of this Pledge Agreement.

6.11     Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any numbers of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures to this Pledge Agreement delivered via facsimile or electronic transmission shall be deemed original binding signatures hereto for all purposes.

6.12    Regulatory Restrictions. Notwithstanding any provision to the contrary in any Loan Document, neither the Bank nor any of its assignees shall take any action pursuant to this Pledge Agreement or any of the Loan Documents which would constitute or result in a direct or indirect acquisition or exercise of control of any Operating Subsidiary (including, without limitation, any direct or indirect voting of the Pledged Stock) without first obtaining applicable approval (or an exemption from the requirement to obtain such approval) from the applicable insurance regulator of such Operating Subsidiary.

[SIGNATURE PAGE FOLLOWS]

[Signature Page of Stock Pledge Agreement]
IN WITNESS WHEREOF, the parties hereto have duly executed this Pledge Agreement as of the date and year first above written.

PLEDGOR:

AMERICAN INSURANCE ACQUISITION INC., a Delaware corporation

By:
Name: Scott D. Wollney
Its: Chief Executive Officer and President

BANK:

FIFTH THIRD BANK,
an Ohio banking corporation

By:
Name: Jeffrey Bobis

Its: Vice President

Exhibit A-1
EXHIBIT A

“Pledged Stock”

American Country Insurance Corporation

Holder	Date Issued	Issuer	Certificate Number	Number of Shares
American Insurance Acquisition Inc.	11/1/2010	American Country Insurance Corporation	4	5,000,000

American Service Insurance Company, Inc.

Holder	Date Issued	Issuer	Certificate Number	Number of Shares
American Insurance Acquisition Inc.	11/1/2010	American Service Insurance Company, Inc.	55	821,919

Gateway Insurance Company

Holder	Date Issued	Issuer	Certificate Number	Number of Shares
American Insurance Acquisition Inc.	11/1/2014	Gateway Insurance Company	013	38,150

Signature Page to Loan and Security Agreement
EXHIBIT B
“Form of Stock Power”

IRREVOCABLE STOCK POWER Identify transferee, number of shares and certificate number. Appointment of agent to remain blank.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to:

___________________________________________________

the following shares of stock of _____________________, a ____________ ____________:

Number of Shares: ___    Certificate Number: ___

and irrevocably appoints __________________________________ its agent and attorney-in-fact to transfer all or any part of such equity interests and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him. The effectiveness of a transfer pursuant to this stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.

[PLEDGOR]

By:
Name:
Title: